Exhibit 10.2

Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Hosting Agreement

This Hosting Agreement (this “Agreement”) is made as of February 8, 2023 (the “Effective Date”) between Lancium FS 25, LLC, a Delaware limited liability company, having its principal office at 9950 Woodloch Forest Drive, Suite 1600, The Woodlands, TX 77380 (“Provider”), and Sphere 3D Mining Corp., a Delaware corporation, having its principal office at 4 Greenwich Office Park, Suite 100, Greenwich, Connecticut, 06831 (“Customer”). Provider and Customer are hereinafter together referred to as the “Parties” and each as a “Party.”

WHEREAS, Provider owns and operates or is in the process of developing a hosting data center facility, the primary business purposes of which is to make the facilities (e.g., power, cooling, and Internet connectivity) necessary to support high volumes of cryptocurrency mining devices available to customers that have and are seeking a location to store and operate such devices;

WHEREAS, Customer currently owns dedicated Bitcoin mining devices, and desires to install such devices in a facility at which Customer may manage and operate such devices remotely;

WHEREAS, Provider is willing to provide such hosting services to Customer, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties agree as follows:

1. Key Terms

1.1.	The table below sets forth a summary of the principal terms of the hosting arrangement under this Agreement (the “Key Terms”). Each of the terms in the leftmost column of this table will have the meaning set forth in the respective row(s) in the column(s) to the right.

Initial Term Length	Two (2) Years

Specified Power Draw	[***]

Fees	[***]

Provider Account	[***]

Number of Bitcoin Miners	[***]

2.	Definition

2.1.	Defined Terms

The terms listed below (in addition to certain terms defined elsewhere in this Agreement), when used in this Agreement, shall have the following meaning:

“Active Bitcoin Miner” means a Bitcoin Miner qualifying as Customer Equipment that has been installed in an Immersion Tank by Provider, has Available (as defined in Section 8.2) Hosting Services, and has not been (i) removed from the Immersion Tank by the Provider for repairs or RMA Processing or (ii) placed in Diagnostic Mode.

“Ancillary Services” means the products and programs offered by ERCOT, including Demand Reduction Benefit Programs, Controllable Load Resource programs, and Primary Frequency Response programs; except those products where dispatch is determined at the discretion of Provider.

“Applicable Law” means in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, state, territorial, municipal and local Governmental Authorities (whether administrative, legislative, executive, or otherwise) and final, non-appealable judgements, orders and decrees of all courts, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question, including, for greater certainty, any securities laws, any regulatory approval, the ISO or RTO rules, protocols, regulations, any Nodal Protocol Rule Revisions (NPRRs), the Tariffs or any other trade regulations, any interconnection standards and industry reliability standards or requirements adopted, applied, or imposed in Texas to any of the foregoing.

“AUP” or “Acceptable Usage Policy” means Provider’s then-current acceptable use policy.

“Available” or “Availability” is defined in Section 8.2.

“Bitcoin Miner” means a Bitmain S19j Pro.

“Building Unit” means each separate building within the Facility.

“Business Day” means a day which is not a Saturday, Sunday or a federal public holiday in the United States.

“Confidential Information” means the terms of this Agreement and all information whether in written or any other form which has been or may be disclosed in the course of the discussions leading up to the entering into or performance of this Agreement or throughout the Term and which is identified as confidential or is clearly by its nature confidential including information relating to this Agreement or the Services, data used or generated in the provision of the Services, or any of Customer’s products, operations, processes, plans or intentions, know-how, trade secrets, market opportunities, customers and business affairs.

“Connection” means the connection between Customer Equipment and the internet.

“Customer” is defined in the preamble to this Agreement.

“Customer Area” means the part of the Facility that is designated for the installation of the Customer Equipment.

“Customer Calculated Rewards” is defined in Section 3.6.

“Customer Equipment” means the Bitcoin Miners (including the required PSUs and all other ancillary equipment that is necessary to run the Bitcoin Miners) that are provided by Customer and installed in the Customer Area, including all software and firmware on such equipment other than any software and firmware owned or licensed by Provider.

“Customer Mining Pool” means a Customer-designated Mining Pool.

“Customer Representative” means any officer, employee, agent, auditor, sub-contractor or other person(s) identified in writing by Customer’s CEO from time to time as acting on Customer’s behalf, including for purposes of making changes with respect to the Customer Mining Pool or Customer’s Wallet.

“Data Center Rules” means the then-current rules and procedures relating to physical access to the Facility.

“Data Center Specifications” is defined in Section 3.1.

“Deinstallation Commencement Date” is defined in Section 17.3.

“Deinstallation Fee” means a charge of [***] for the removal of each Bitcoin Miner from the Immersion Tanks.

“Demand Reduction Benefit Program” means any scheme initiated by a power supplier, power network supplier or other third party in the power market area managed by ERCOT under which power consumers receive a benefit in connection with any limitation on their power demand during times of peak power usage, including the Four Coincident Peak (or, “4CP”) program administered by ERCOT.

“Diagnostic Mode” means, as applied to a Bitcoin Miner, when the miner is not producing at an optimal level and is being assessed by the Provider for RMA or repair.

“Disposal Charge” is defined in Section 17.3.

“ERCOT” means Electric Reliability Council of Texas, Inc., a Texas non-profit corporation.

“Facility” means the data center operated by Provider and located at Fort Stockton, Texas.

“Force Majeure Event” means any of the following events (to the extent such event directly or indirectly impacts the Facility and such event is beyond the reasonable control of a party): war, civil war, armed conflict or acts of terrorism or a public enemy or other catastrophes, riot, civil commotion, malicious damage, compliance with any law, regulation, rule, or any act, order, direction, or ruling of a Governmental Authority coming into force after the date of this Agreement, tornado, hurricane, severe storms, earthquake, lightning, fire, flood or other natural or environmental disaster, temperature and humidity above the cooling capabilities of the Facility, epidemic, legally-mandated quarantine, pressure waves caused by devices traveling at supersonic speeds, nuclear accident, acts of God, failure of a part of the power grid or related substation, failure of the Internet, targeted cyber-attack, DDOS, DNS Poisoning, malware, failure or delay in the performance of Provider’s third-party suppliers or of other third-party suppliers, including the supplier under the Power Supply Contract, and strikes, slowdowns, lockouts or other labor stoppages.

“Forced Outage” means any event where the Provider is prevented, in whole or in part, from providing the Services as a result or any of the following (other than, for certainty, as a result of a Force Majeure Event): (i) In response to any emergency at the Facility or as necessary to prevent an imminent emergency at the Facility (which for such purpose shall mean an emergency, or imminent emergency to human health or safety, the environment, or the engineering or structural integrity of the Customer Area or the Facility as a whole); (ii) for compliance with any Applicable Law, specifically applicable to the ownership or operation of the Facility; (iii) for compliance with a new or change in the Applicable Law coming into force after the date of this Agreement, (iv) any energy service or power provider derate event; (v) for compliance with any requirement, request or decision made by the supplier under the Power Supply Contract or obligation thereunder; (vi) any outages or curtailments arising under the Power Supply Contract or at the direction of ERCOT or the Utility; or (vii) any other facility outages related to events similar to those described above.

“Good Engineering and Operating Practices” means any of the practices, methods and activities adopted by, engaged in or approved by a significant portion of the electric generation and Bitcoin mining industry in North America as good practices applicable to the design, engineering, procurement, development, construction, commissioning, ownership, operation, maintenance and decommissioning of power infrastructure and Bitcoin mining equipment of similar type, size and capacity as the Facility, from time to time, or any of the practices, methods or activities which, in the exercise of skill, diligence, prudence, foresight and reasonable judgement in light of the facts known or reasonable ascertainable at the time the decision was made, could reasonably cost consistent with good business practices, reliability, safety, expedition and Applicable Laws. Good Engineering and Operating Practices are not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather are intended to delineate acceptable practices, methods or acts generally accepted in North America electric generation, infrastructure, and Bitcoin mining industry.

“Governmental Authority” means any domestic or foreign, supra-national, national, state, county, municipal, local, territorial or other government or bureau, court, commission, board, authority, taxing authority, agency (public or otherwise), or governmental entity or quasi-governmental entity (including any subdivision thereof), including ERCOT, TRE, NERC, PUCT, Utility, independent system operator or regional transmission operator, in each case anywhere in the world, having competent jurisdiction over a Party.

“Hardware Unit” means each individual unit of Customer Equipment bearing a separate identification code, including but not limited to Bitcoin Miners.

“Harmful Code” means any software, hardware or other technologies, devices, or means, the purpose or effect of which is to permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner, (i) any computer, software, firmware, hardware, system (including equipment) or network, (ii) the Facility or portion thereof or (iii) any application or function of any of the foregoing or the integrity, use, or operation of any data processed thereby, and, in each case, includes any virus, malware, bug, Trojan horse, worm, backdoor, or other malicious computer code and any time bomb or drop-dead device.

“Hashrate” means the processing power to participate in finding of new Bitcoin blocks and earning Mining Rewards that is measured in terahash per second.

“Hashrate Transfer” means to programmatically split Hashrate between two Mining Pool Accounts.

“Hosting Services” is defined in Section 3.2.

“Immersion Tanks” means the immersion tanks provided by Provider and configured for installation of the particular Customer Equipment.

“Initial Term” is defined in Section 16.

“Maintenance” means any activity performed by Provider in order to maintain, upgrade or improve the Services, including any modification, change, addition, or replacement of any Provider hardware, or any part of, or machinery or other components of, the Facility.

“Manufacturer Specified Hashrate” means the rate of computation certified by the manufacturer for such Bitcoin Miner, measured in terahash per second, plus one (1) terahash per second. Annex 3 sets forth the rate of computation certified by the manufacturer for all Bitcoin Miners delivered by Customer hereunder (which Annex 3 shall be updated in the event that the Parties become aware of any given manufacturer updating its certifications for a particular Bitcoin Miner).

“Metrics” is defined in Section 21.

“Miner Charge” is defined in Section 6.1(a).

“Miner Delivery Date” is defined in Section 3.3.

“Mining Pool” means the digital location of a network of distributed Bitcoin miners cooperating to participate in finding new Bitcoin blocks and earning Bitcoin based on contribution of Hashrate.

“Mining Pool Account” means a registered account on a Mining Pool that identifies a unique user and provides management of the user’s Wallet, accounting, and audit trail.

“Mining Reward” means Bitcoin that is generated by the Active Bitcoin Miners.

“Monthly Manufacturer Specified Hashrate Amount” is defined in Section 6.1.

“Monthly Real Time Hashrate Transfer” is defined in Section 6.1.

“Notice” is defined in Section 19.

“Operational Services” is defined in Section 3.4.

“Operations Commencement Date” means such date as Provider notifies Customer that the Customer Area is fully ready for use and fully operational, such that the Customer Equipment is fully operational, and Customer Equipment is hashing on Customer Designated Pool. Provider shall work in good faith with Customer to determine a schedule for having the Customer Equipment installed and operational.

“Outage” means a Forced Outage or a Planned Outage.

“Parties” is defined in the preamble to this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated syndicate, unincorporated organization, trustee, executor, administrator or other legal representative, Governmental Authority or other legal entity, as the case may be.

“Phase-Out Period” is defined in Section 17.3.

“Planned Outage” means that total or partial removal of the Facility from service or derating of the Facility that is scheduled by Provider in advance and in accordance with Good Engineering and Operating Practices.

“power” means electric power.

“Power Firmware” means firmware that may be required in order to enable certain advanced power management functions. Customer expressly consents to the installation of the Power Firmware on the Customer Equipment by Provider.

“Power Supply Contract” means Provider’s agreements with third parties related to the provision of power to the Facility.

“Processing Fee” means the fee of [***] paid by Customer to Provider for the management and coordination of RMA on a per Bitcoin Miner basis.

“Provider” is defined in the preamble to this Agreement.

“PSU” means power supply unit.

“Real Time Hashrate Transfer” is defined in Section 3.6.

“Related Services” is defined in Section 3.2.

“Renewal Term” is defined in Section 16.

“Repair Facility” means a repair facility that is certified by the manufacturer of a Bitcoin Miner for repair after the warranty period for such Bitcoin Miner has ended.

“Repair Processing” means the then-current process for management, coordination, and communications required to facilitate the repair of a Bitcoin Miner at a Repair Facility.

“RMA” means the return merchandise authorization, part of the process of returning a Bitcoin Miner to receive a refund, replacement, or repair during the Bitcoin Miner’s manufacturer warranty period.

“RMA Processing” means the then-current process for management, coordination, and communications that are required to return a Bitcoin Miner to the manufacturer for warranty repair and facilitating its return to an Active Bitcoin Miner once shipped to the Facility by the manufacturer.

“Scheduled Maintenance” means any Maintenance activities for which Provider notified Customer at least three (3) days in advance.

“Service Order” is defined in Section 3.5.

“Services” is defined in Section 3.2.

“Shipping Fee” means the cost for the Customer’s preferred shipping method and cost of insurance related to such shipping (as determined by the Customer after the submission of the first Service Order that requires shipping), as adjusted, so as to never exceed the cost of shipping actually paid by the Provider to facilitate the shipping of Customer Equipment.

“Specified Power Draw” means the sum of (a) the maximum amount of total Facility power that is to be made available to Customer as part of the Hosting Services in the amount of approximately [***] (b) the additional power required for immersion cooling and related Facility equipment related to the Customer’s Active Bitcoin Miners in the amount of approximately [***], in each case subject to adjustment as provided in Section 4.

“Suspension” is defined in Section 7.1.

“Tariffs” means, collectively, the ERCOT Nodal Protocols, the Oncor Transmission Tariff, the AEP Texas North Transmission Tariff, the CenterPoint Energy Transmission Tariff, the Texas - New Mexico Power Company Tariff for Transmission Services, the AEP Texas Central Tariff for Transmission Services, and any tariff imposed on gas supply or transportation.

“Term” is defined in Section 16.

“Termination Date” means the date this Agreement terminates or expires.

“Termination Event” is defined in Section 17.1.

“Ticket” means a request for service generated pursuant to the Ticketing Process.

“Ticketing Process” means Provider’s then-current policy for customers to submit, manage, and participate in Tickets.

“Unscheduled Maintenance” means Maintenance that is not Scheduled Maintenance.

“Uptime” means the amount of time in the applicable month that the Hosting Services are Available to Customer, as determined in accordance with Section 8.

“Uptime Service Level” is defined in Section 8.1.

“Utility” means a transmission and delivery utility or a transmission and distribution service provider, including municipally owned utilities and electric cooperatives.

“Wallet” means a program or a service that stores digital assets.

3.	Provider’s Services

3.1.	Facility

All Services are provided within the Facility, which is designed to meet the following specifications (the “Data Center Specifications”):

●	physical hosting of the Customer Equipment in the Customer Area;

●	power supply up to the Specified Power Draw (subject to the provisions of Section 4 and otherwise in this Agreement);

●	transforming equipment;

●	limited air filtration; and

●	internet connectivity;

in each case in accordance with Good Engineering and Operating Practices, it being understood that each of the foregoing is made available to the Customer Area on a shared, non-exclusive and non-redundant basis.

Within the Facility, Provider does not guarantee that the Customer Area will be contiguous. The Customer Area may be spread over several Building Units and/or operational sites as determined by the Provider, and is not physically separated from areas in the Facility in which the equipment of other customers is hosted. Provider has the right to change the location of the Customer Area within the Facility and to relocate Customer Equipment, subject to the maintenance and service level obligations set forth in this Agreement, at its own cost.

3.2.	Services

Provider shall provide Customer with the Hosting Services and the Related Services (together the “Services”) during the Term.

The “Hosting Services” consist of:

●	providing the Customer Area in accordance with the Data Center Specifications;

●	providing Immersion Tanks in the Customer Area;

●	hosting the provided Customer Equipment in the Immersion Tanks;

●	hosting the Customer-provided PSUs installed in the Immersion Tanks, as may be required by the particular Customer Equipment;

●	providing monthly reports to the Customer that will contain a summary of monthly power draw in the Customer Area;

●	with respect to the Customer Equipment, running basic diagnostics; reboots; restarts; validating, re-flashing and where necessary upgrading firmware; addressing settings; checking/ testing Bitcoin Miners; and simple repairs on PSUs;

●	the Operational Services as defined in Section 3.4; and

●	providing basic physical security and physical access control for the Facility; in each case in accordance with Good Engineering and Operating Practices.

The “Related Services” consist of

●	installation of Customer Equipment (as more particularly described in Section 3.3); and

●

deinstallation of Customer Equipment (as more particularly described in Section 17.3).

For the avoidance of doubt, the Related Services are not optional, and the Customer’s receipt of (and payment of all applicable Deinstallation Fees for) the Related Services is a requirement for hosting the Customer Equipment in the Facility.

3.3.	Installation

Installation shall include:

●	unpacking;

●	labelling;

●	positioning in the Immersion Tanks;

●	installation and management of cables (power and LAN connection);

●	inventory management;

●	installation of any Power Firmware, if applicable;

●	hardware modifications necessary for immersion and maximum overclocking, including without limitation removal of fans from Bitcoin Miners;

●	configuring Mining Pool notifications;

●	initial setting; and

●	disposal of packing materials which will not be stored nor returned to the customer.

Installation does not include any testing before being modified to be placed in Immersion Tanks nor the provision or installation of any software other than as expressly stated above. In certain cases, a particular Hardware Unit may require an update to its firmware. In such case, Provider will apply such firmware update in accordance with the instructions provided by Power Firmware supplier. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, CUSTOMER HEREBY AGREES THAT IN THE ABSENCE OF PROVIDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE OR FIRMWARE INSTALLED THEREON, OR ANY MANUFACTURER WARRANTY RIGHTS RELATING THERETO (INCLUDING ANY VOIDED WARRANTIES) ARISING OUT OF OR RESULTING FROM THE APPLICATION OF ANY SUCH MANUFACTURER-PROVIDED FIRMWARE UPDATE OR THE POWER FIRMWARE. IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE FOREGOING APPLY EVEN IN RESPECT OF PROVIDER’S ORDINARY NEGLIGENCE. CUSTOMER FURTHER ACKNOWLEDGES THAT THE SUBMERSION OF CUSTOMER EQUIPMENT IN IMMERSION TANKS IS A RELATIVELY UNTESTED TECHNOLOGY AND THERE IS A RISK OF DAMAGE TO THE CUSTOMER EQUIPMENT, OR DELAY IN THE BEGINNING OF THE HOSTING SERVICES, DUE TO NEEDS TO ADAPT THE CUSTOMER EQUIPMENT TO THE IMMERSION TANKS ENVIRONMENT.

The installation of any individual Hardware Unit is deemed completed when such Hardware Unit connects and sends computations to the Customer Mining Pool. In the case of faulty Hardware Units, installation is completed when Provider diagnoses the fault and provides a report to Customer.

Except as may otherwise be determined by Provider in its sole discretion, Customer shall not have any rights to install, uninstall, or otherwise physically or digitally access any Hardware Units in the Facility.

Customer shall provide all of the Customer Equipment in the amount specified in Section 1.1 above (the “Initial Customer Equipment”) to the Provider no later than February 28, 2023 (the “Miner Delivery Date”). Furthermore, if the Initial Customer Equipment has not been delivered to Provider by the date that is 30 days following the Miner Delivery Date, then the Provider shall have a termination right in accordance with Section 17.1.6 below.

3.4.	Operational Services

The following activities are regularly executed on behalf of Customer in order to keep the Customer Equipment in good working order and operational as often as reasonably possible. These services (“Operational Services”) include:

●	pushing a button;

●	switching a toggle;

●	turning on/off of Customer Equipment;

●	switching back on any breakers that have tripped;

●	securing cabling connections;

●	observing, describing and/or reporting of indicator lights or display information on machines or consoles;

●	cable organization;

●	modifying basic cable layout, labelling and/or re-labelling of Customer Equipment;

●	cable patching;

●	checking alarms for faults;

●	monitoring temperature of the Customer Equipment;

●	installation of applications or software on Customer Equipment;

●	uploading of data to Customer Equipment;

●	configuration of Customer Equipment operating system;

●	basic hardware fault diagnosis;

●	basic software fault diagnosis;

●	efforts to rectify problems caused by Customer Equipment or software;

●	efforts to rectify problems caused by Customer; and

●	packaging and shipping Hardware Units for factory RMA.

Performance of these services will be available on a 24/7 basis, subject to any Force Majeure and the provisions of Section 8. Any particular Operational Service that is performed by Provider shall be deemed to be part of the “Services” under this Agreement. Any software or firmware installed on any Hardware Unit will only be done by Provider as part of the Operational Service. For the avoidance of doubt, no item constituting Operational Service shall be done by Customer, and such shall only be performed by Provider in the reasonable determination of Provider. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, CUSTOMER HEREBY AGREES THAT IN THE ABSENCE OF PROVIDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE INSTALLED THEREON, AND ANY RIGHT TO MANUFACTURER WARRANTY SERVICE RELATING THERETO, ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF OPERATIONAL SERVICES, AND PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND ARISING OUT OF ANY APPLICATIONS, SOFTWARE, DATA, OR OTHER MATERIALS PROVIDED BY CUSTOMER, AND IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE FOREGOING APPLY EVEN IN RESPECT OF PROVIDER’S ORDINARY NEGLIGENCE.

CUSTOMER HEREBY ACKNOWLEDGES THAT OPERATIONAL SERVICES, INCLUDING ANY DISASSEMBLING OR OPENING OF THE OUTER CASING OF ANY CUSTOMER EQUIPMENT AND THE INSTALLATION OF ANY SOFTWARE OR FIRMWARE ON ANY HARDWARE UNIT, MAY VOID SOME OR ALL OF THE MANUFACTURER WARRANTIES RELATING TO SUCH HARDWARE UNIT (INCLUDING ANY SOFTWARE OR FIRMWARE INSTALLED THEREON). CUSTOMER HEREBY AGREES THAT IN THE ABSENCE OF PROVIDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ALL CLAIMS IN CONNECTION WITH, ANY SUCH VOIDED MANUFACTURER WARRANTIES ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF OPERATIONAL SERVICES.

3.5.	Service Orders

All requests not included in Operational Services shall be placed by opening a Ticket pursuant to Provider’s Ticketing Process specifying the relevant Hardware Unit(s), the requested action, and all other information requested by Provider (a “Service Order”). All such Tickets shall be deemed to be orders for such services to the extent accepted by Provider, and in such case, Customer shall be obligated to pay all direct costs on a pass-through basis other than those governed by specified fees in writing. Notwithstanding anything to the contrary, in the case of any Service Order required as a result of (i) Provider supplied firmware, (ii) Providers ramping up or down the power consumption of the Customer’s Equipment, or (iii) Provider provided PSU or upgraded PSU, the Provider shall solely bear the costs necessary to make such Bitcoin Miner an Active Bitcoin Miner. To the extent Provider does not accept an order for services, it agrees to comply with Section 3.6 below.

(a)	New Bitcoin Miner Request. Any Customer Equipment that Customer desires to place in Immersion Tanks after the initial installation of Customer Equipment shall be considered an additional service order. Placement of such additional Hardware Units not included in the initial installation shall be at the discretion of the Provider, who may decline such request if the Customer Equipment is incompatible with Immersion Tanks or would not operate with reasonable profit margins in comparison to such Customer Equipment. For the avoidance of doubt, the initial installation of Customer Equipment shall include the original order of [***]. Reinstallation of a repaired miner shall not be considered a New Bitcoin Miner Request.

(b)	RMA or Repair Request. Customer Equipment reasonably determined by Provider to be non-working (which, for the avoidance of doubt and not in limitation thereof, shall include any Bitcoin Miner that has a Hashrate, without consideration of any overclocking, less than 70% of the Manufacturer Specified Hashrate for such Bitcoin Miner) will be triaged and diagnosed in accordance with Operational Services. This will place the applicable Customer Equipment into Diagnostic Mode. If no resolution is found, upon the written approval of the Customer, Provider will assist Customer in facilitating the modifications required for such Customer Equipment to be an Active Bitcoin Miner, which shall be coordinated via the Ticketing Process. If the Customer Equipment is still in the manufacturer warranty period, it will be processed through RMA Processing. If the Customer Equipment is no longer covered under manufacturer warranty, the Customer Equipment will be processed through Repair Processing. Both RMA Processing and Repair Processing will result in a Shipping Fee and a Processing Fee. Provider makes no claim to the feasibility of RMA approval from the manufacturer after the Customer Equipment has been modified for the Immersion Tanks and submersed in dielectric fluid. If the subject Customer Equipment has not been repaired within three (3) months of being placed into Diagnostic Mode, Provider shall return such Customer Equipment to Customer and Customer shall provide Provider with a replacement Customer Equipment that is fully operational within 90 days of notice of replacement sent by Provider in writing.

3.6.	Mining Rewards

Customer will create a new Mining Pool Account in the Customer Mining Pool and provide any required or requested connection information for such Mining Pool Account to Provider on or before the applicable Miner Delivery Date. On a real-time programmatic basis, the Provider will automatically perform a Hashrate Transfer to the Customer’s Mining Pool Account in an amount based on the aggregate Hashrate then being produced by the Customer’s Active Bitcoin Miners (not then subject to Suspension) as measured by reference to such Active Bitcoin Miners (the “Real Time Hashrate Transfer”); provided, however, that Provider shall have the option (in its sole and absolute discretion and without notice or any other obligation or condition) to increase (or decrease), from time to time and at any time, by overclocking up to [***] (or ramping down) Active Bitcoin Miners, the Real Time Hashrate Transfer beyond (or below) what it otherwise would be (and in such event, such aggregate Hashrate Transfer shall constitute the Real Time Hashrate Transfer for the relevant period for all purposes hereunder). Provider shall provide, with the monthly Invoices specified in Section 6.2, the calculations utilized by Provider and/or the Mining Pool in determining the Real Time Hashrate Transfer. For the avoidance of doubt, Provider shall be entitled to retain any amounts of Hashrate in excess of the Real Time Hashrate Transfer and Customer shall have no claim or ownership in such excess.

(a)	Mining Rewards Dispute. In the event the Customer disagrees with the aggregate Hashrate Transfer received by the Customer’s Mining Pool Account, Customer shall notify the Provider within thirty (30) days of the receipt of the Invoice describing such Hashrate Transfer, and include in such notification a calculation by the Customer describing the aggregate amount of Hashrate Transfer the Customer believes is accurate (the “Customer Calculated Rewards”). Provider may either (i) accept the calculation of the Customer, and provide to Customer an amount (in United States Dollars) to compensate for the difference between the Customer Calculated Rewards and the actual aggregate Hashrate Transfer provided or (ii) contest the Customer Calculated Rewards, and provide an explanation for such contest (the “Provider Response”). In the event the Customer contests the Provider Response, the Provider will provide an audit of its Bitcoin per terahash for the relevant period; in the event the Bitcoin per terahash is compliant with or less than the aggregate Hashrate Transfer, the Customer agrees to accept the aggregate Hashrate Transfer as invoiced and shall pay for the reasonable and documented costs of any such audit. If the Bitcoin per terahash exceeds the aggregate Hashrate Transfer calculation, the Provider will compensate the Customer (in United States Dollars) for the difference between the Customer Calculated Rewards and the actual aggregate Hashrate Transfer and Provider shall bear the reasonable and documented costs of any such audit.

(b)	Real Time Hashrate Transfer Pool Error. If the Real Time Hashrate Transfer is incorrectly performed, then the Customer will be notified of the error promptly upon Provider obtaining knowledge thereof, and assuming the issue has been resolved and the Real Time Hashrate Transfer has been restored, Customer will be provided with the correct calculation, including any adjustments required due to the error, with the Hashrate Transfer occurring during the next three (3) business days. If the Provider is not at fault and there is a loss in digital assets, both Customer and Provider will cooperate with each other to seek reimbursement and damages from the applicable Mining Pool.

4.	Power Supply

4.1.	Provider will make power available to and in connection with the Customer Area up to the amount of the then-applicable Specified Power Draw, subject to the terms of this Section 4 and Uptime requirements as specified in Section 8.1 of this Agreement; provided, however, that notwithstanding anything to the contrary, Provider shall have no obligation to make power available to the Customer Equipment in excess of approximately [***], or sufficient power to achieve the Manufacturer Specified Hashrate for each Active Bitcoin Miner.

4.2.	Customer acknowledges that Provider may, but is under no obligation to, provide power beyond the Specified Power Draw, notwithstanding the Uptime requirements as specified in Section 8.1 of this Agreement. Customer further acknowledges that Provider has the right, in its commercially reasonable discretion, to power down Customer Equipment in the event that (i) the power draw of the Customer Area (including the immersion cooling therefor) is, in the aggregate, reasonably likely to exceed the Specified Power Draw, or (ii) individual Hardware Units are reasonably likely to draw beyond the power usage per Hardware Unit designated for such Hardware Units.

4.3.	Customer acknowledges that the power to the Facility is ultimately provided by Governmental Authorities and other third parties, whose provision and transmission of power is governed by Applicable Law, including but not limited to rules and regulations promulgated by ERCOT and the Public Utility Commission of Texas (collectively, the “Power Regulations”). To the extent that the available power to the Facility is reduced pursuant to Power Regulations, a Force Majeure Event or an Outage, and such reductions are not due to the gross negligence or willful misconduct of Provider, Provider may reduce the power available to Customer to an amount that is less than the Specified Power Draw; provided that in such case, Provider shall not treat Customer, in any respect, less favorably than any similarly situated Provider customer. Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, shall not be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level; provided, that any Planned Outages in excess of [***] per year shall be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level, except as approved by Customer where such approval shall not be unreasonably withheld. It is expressly agreed that Provider may voluntarily reduce availability at its sole discretion, and such reduction shall not be deemed availability for purposes of calculating Uptime under the Uptime Service Level. To the extent that any voluntary unavailability results in the Uptime Service Level to not be met, then the calculations set forth in Section 8.4 for applicable compensation to Customer shall apply.

4.4.	Customer hereby expressly consents to Provider’s participation in the ERCOT Ancillary Services markets and/or any Demand Reduction Benefit Programs, as determined by Provider in its sole discretion. Customer acknowledges that any such participation may result in partial or complete reduction in power available to Customer from time to time, and that Provider may reduce the power available to Customer to an amount that is less than the Specified Power Draw (and Provider shall have no liability to Customer in connection with any such reduction or unavailability, except as otherwise contemplated herein). Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, shall not be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level; provided, that any reductions for Ancillary Services in excess of [***] per year shall be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level, except as approved by Customer where such approval shall not be unreasonably withheld. Customer acknowledges that Provider’s right to participate in any Demand Reduction Benefit Programs, as determined by Provider in its sole discretion, forms an essential basis of the agreements set forth in this Agreement, and that, absent such right, the terms of this Agreement, including the Miner Charge, would be substantially different. Furthermore, Customer hereby expressly consents to the use of the Power Firmware in connection with the foregoing ERCOT Ancillary Services markets and/or Demand Reduction Benefit Programs.

5.	Access to the Facility; Data Center Rules

5.1.	In connection with the Services and this Agreement, Customer shall allow Provider to have exclusive log-in access and other applicable access to all firmware and related components of the Customer Equipment to the extent necessary to provide the Services, and all such access is hereby authorized and approved by Customer.

5.2.	Customer agrees that Provider will maintain exclusive access to Customer Area. After thirty (30) days from the Operations Commencement Date, Customer will nominate two Customer Representatives (the “Representatives”), to be reasonably approved by Provider. The Representatives will be granted exclusive access to Customer Area after written notice is provided by Customer and agreed upon scheduling with the Provider. The Representatives will be granted access to Customer Area only. The Representatives agree to sign a Non-Disclosure Agreement with Provider and other tenants in the Facility while also abiding by the Data Center Rules. The Representatives agree that no form of onsite or offsite recording(s) including but not limited to, video, photo, sketches or electronic copies of floor plans. In the event that the Representatives must be changed, both Customer and Provider must mutually agree on the new Representatives. Site visits by Representatives will be accompanied by personnel of Provider’s choice. Customer agrees that either the Customer or Customer Representatives will provide at least one (1) week’s advance notice prior to the visit of the Customer Area. Provider retains right to terminate site visits at any time and to request a redelegation of the Representatives in the event of conflict or compromise of the current Representatives.

6.	Hosting and Charges; Payments; Deposit

6.1.	Charges for Hosting Services

[***]

6.2.	Invoicing; Payments

(a)	Within [***] Business Days of the end of each calendar month during the Term, Provider shall issue an invoice (an “Invoice”) to Customer setting forth all charges, including such charges as applicable for Deinstallation Fees, or storage fees (in accordance with Section 17.3), the calculation of Real Time Hashrate Transfer, and Service Credits (as such term is defined in Section 8) for the Real Time Hashrate Transfer; and all Miner Charges pursuant to Section 6, in each case during the prior calendar month, plus any applicable taxes. Such Invoice shall include an appropriate level of detail (consistent with the calculations and information derived in accordance with Section 6.1(b)). No later than [***] Business Days after receipt of a given Invoice, Customer shall pay to Provider the full amount of charges reflected on the Invoice. If balance is still unpaid after the tenth Business Day following receipt, Provider shall issue written notice of late payment to Customer in writing. Customer shall have [***] business days to pay Provider the full amount of the charges reflected on the Invoice following receipt of such notice. If Customer should become delinquent in the payment of any Invoice in excess of [***] Business Days following notice of late payment, without limitation of its rights under Section 7 or Section 17, Provider shall have the right thereafter to require pre-payments for any charges, at its reasonable discretion.

(b)	All payments owed to Provider will be made in United States Dollars by wire transfer into the Provider Account, unless agreed otherwise by the Parties.

6.3.	Reserved

6.4.	Change of Miner Charge

In the event of changes in Applicable Laws, including without limitation the imposition of any material amounts of the type described in Section 6.1(b), or an adverse change to any ERCOT Ancillary Service program or any Demand Reduction Benefit Program which would render the Provider’s continued performance of this Agreement under its current terms materially less economical, as evidenced in writing to Customer on an itemized basis, the Provider shall have the right to make increases in the Miner Charge, in amounts necessary to put Provider in the same economic position hereunder had such change in Applicable Laws not occurred, upon written notice (the “Increase Notice”). Upon receipt of the Increase Notice, Customer shall have the right to terminate this Agreement upon delivery to Provider of an election expressly stating the same, which election must be delivered within fifteen (15) days of receipt of the Increase Notice. To the extent Customer expressly agrees in writing to the Increase Notice, or fails to deliver a termination notice to Provider within fifteen (15) days of receipt of the Increase Notice, then Customer shall be deemed to have accepted the Increase Notice and any such increases shall be passed through and shall become effective upon the next billing cycle.

6.5.	Customer Deposit.

[***}

7.	Suspension of Services

7.1.	Provider may suspend the Services, in whole or in part, for any of the following reasons, and in each case to the extent required by or mandated in respect of such underlying reason (each a “Suspension”):

●	in connection with any Planned Outages;

●	with respect to Forced Outages;

●	as required in connection with a Force Majeure Event;

●	in response to an ISO dispatch directive for ERCOT Ancillary Services, or a request under a Demand Reduction Benefit Program;

●	to prevent, mitigate, or cease damage to Customer Equipment, any portion of the Facility, Provider’s systems (including equipment), or the equipment of other Provider customers;

●	suspension caused by the acts or omissions of Customer, including as requested by Customer;

●	the occurrence of a Termination Event giving Provider the right to terminate the Agreement.

7.2.	In the event Customer fails to pay Provider any amounts owed and overdue within ten (10) Business Days of being notified that such payment is overdue (and, in such event, it is further agreed by the Parties that until such default is cured), all Mining Rewards related to the Active Bitcoin Miners of Customer from the 10th Business Day following notification that such payment is overdue, may be retained in the Provider’s Wallet until such overdue payment is made, at which time such Mining Rewards retained by Provider will be added to the Customer Deposit. If the Agreement is terminated due to such non-payment under Section 17.1.1, and such non-payment has not been cured within the applicable cure period as specified in this Agreement, then all Mining Rewards related to the Customer Equipment may be setoff against the amount of such non-payment.

7.3.	Provider shall use commercially reasonable efforts to give prior notice, to the extent possible, to Customer before suspending the Services in whole, other than in situations where the suspension of Services occurs due to Scheduled Maintenance and prior notice thereof is given in accordance with the terms of this Agreement or the acts or omissions of Customer. Provider shall use commercially reasonable efforts to perform all Maintenance as Scheduled Maintenance.

8.	Service Level Agreement

8.1	[***]

8.2	For purposes of the determination of Uptime, the Hosting Services shall be considered to be “Available” if power, cooling, and internet connectivity are available to the Customer Area and the Bitcoin Miners are configured with the Customer Mining Pool information (in accordance with the Data Center Specifications, and subject to the obligations and rights of Provider under this Agreement), independent of Customer’s actual ability to operate the Customer Equipment for any particular purpose. Any lack of Available Hosting Services, or other Bitcoin Miner inactivity caused by a Suspension (other than Planned Outages in excess of [***] per year, Ancillary Services in excess of [***] per year, or as agreed by the Parties in writing), or if a Bitcoin Miner is not an Active Bitcoin Miner due to being removed from the tank for repairs or RMA Processing or is in Diagnostic Mode (an “Allowed Outage”) will, in each case, not be considered unavailability for the purposes of calculating Uptime and the Uptime Service Level; provided, that, for the avoidance of doubt, unavailability directly caused by breach by Provider of its obligations under Section 11.3 shall not be an Allowed Outage.

8.3	During any period of unavailability caused by a Suspension, except as otherwise contemplated by the terms herein, the Hosting Services shall be deemed to be Available for purposes of calculating Uptime.

8.4	[***]

8.5	Without limitation of the Service Credits due under Section 8.4, if the Uptime Service Level averaged across six continuous calendar months during the Term is [***], upon written notice being delivered to the Provider within 45 days after the end of such period, Customer may elect to terminate this Agreement without any penalty, liability, or further payment obligations under the Agreement (other than amounts attributable to periods prior to termination and/or amounts due under Section 17.3).

9.	Customer Responsibilities

9.1.	Use of Services

Customer’s use of the Hosting Services shall at all times comply with the AUP. For the avoidance of doubt, Customer expressly acknowledges that the Facility has been purpose-built to support the physical requirements of devices that perform Bitcoin mining activities, and that such activities are the sole permitted use of the Hosting Services. CUSTOMER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IN THE ABSENCE OF PROVIDER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL NOT HAVE, AND THAT CUSTOMER HEREBY EXPRESSLY AND KNOWINGLY RELEASES AND WAIVES ANY CLAIMS FOR, ANY LIABILITY ARISING IN CONNECTION WITH CUSTOMER’S MINING ACTIVITIES, AND THAT ALL SUCH ACTIVITIES, INCLUDING BUT NOT LIMITED TO THE CHOICES RELATING TO MINING POOL PARTICIPATION, ARE AT CUSTOMER’S SOLE DISCRETION.

Customer acknowledges that Provider may choose to operate its own or any other third party’s cryptocurrency mining equipment not owned by Customer in the Facility at any time during the Term, so long as such operation does not interfere with the operation of Customer’s Equipment in accordance with this Agreement.

9.2.	Customer Wallet and Bank Account

Customer is responsible for (a) any Mining Reward once such Mining Reward is delivered to the Customer’s Wallet, and (b) any amounts in US Dollars once such amounts are delivered to the Customer’s bank account. Customer acknowledges that Provider has no responsibility for the activity related to the Customer’s Wallet or Customer’s bank account other than necessary transfers for credits or debits to the Customer’s Wallet or Customer’s bank account, respectively, resulting from a dispute resolution.

9.3.	Customer Equipment.

Customer shall be responsible for providing the Customer Equipment, and for causing it to arrive at Provider’s loading dock at the Facility or such other Provider location as may be directed by Provider. All costs associated with the foregoing, including but not limited to shipping costs, hardware costs, software license costs, and import duties, shall be borne exclusively by Customer. In the event that Provider agrees to procure any such Customer Equipment on Customer’s behalf and for the account of Customer, such procurement shall be governed by a separate written agreement between Customer and Provider. Provider shall reasonably cooperate with Customer regarding Customer’s requests for serial numbers, Availability or Allowed Outage data, or other information with respect to Customer Equipment or the Customer Area reasonably ascertainable by Provider.

Customer shall be responsible for, but is not obligated to, test all Customer Equipment prior to providing the Customer Equipment to Provider. Provider is not responsible for any testing of Customer Equipment to ensure functionality prior to the modification of Customer Equipment for placement in the Immersion Tanks, which may void any manufacturer warranty of the Customer Equipment.

Provider reserves the rights to open and modify Bitcoin Miners for usage in the Immersion Tanks in order to achieve greater utilization of the machine (provided that, prior to making any such modifications, Provider has given Customer written notice (which may be provided by email) setting forth in reasonable detail the extent and nature of such modifications). Customer acknowledges that such modifications may void the warranty of the Bitcoin Miners. Provider shall not be liable for any defects or malfunctions in the Bitcoin Miners or for failing to identify any hidden defects during installation or testing. Except for issues caused by the Provider’s gross negligence or willful misconduct, Provider shall not be liable for any issues relating to modification, alteration, or variation in the Bitcoin Miners. Except in cases arising out of Provider’s fraud, gross negligence or willful misconduct, Customer expressly agrees to waive Provider liability for voiding any Bitcoin Miner’s factory warranty through modification or alteration of Bitcoin Miners for purposes of use in Immersion Tanks and acknowledges the necessity of such modifications to achieve the purpose of the Hosting Services provided by Provider.

9.4.	Insurance

Customer shall maintain insurance coverage consistent with prevailing industry practices, but in any event, during the Term of this Agreement, Customer shall insure and keep insured (i) the Customer Equipment against all manner of loss and (ii) all Customer Representatives against their acts and omissions, injury, death in connection with any visits to the Facility or this Agreement. Customer shall maintain such insurance coverage during the Term, but in no event starting later than the first delivery of such Customer Equipment and the first arrival of a Customer Representative at the Facility, respectively. Customer shall produce applicable certificates evidencing the insurance coverage required hereunder, at the Provider’s written request. CUSTOMER HEREBY AGREES THAT, ABSENT LIABILITIES ARISING OUT OF PROVIDER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND, AND DOES HEREBY WAIVE AND RELEASE ALL CLAIMS IN CONNECTION WITH THE CUSTOMER EQUIPMENT OR THE CUSTOMER REPRESENTATIVES, IN THE EVENT CUSTOMER DOES NOT OBTAIN SUCH INSURANCE COVERAGE, OR IN THE EVENT SUCH INSURANCE COVERAGE IS INSUFFICIENT TO COVER CUSTOMER’S LOSSES IN CONNECTION WITH THE CUSTOMER EQUIPMENT OR THE CUSTOMER REPRESENTATIVES. IT IS SPECIFICALLY ACKNOWLEDGED THAT THE PROVIDER’S INSURANCE (INCLUDING THAT RELATED TO THE FACILITY) WILL NOT COVER LOSS OR DAMAGE TO THE CUSTOMER EQUIPMENT IN ANY MANNER.

9.5.	Information; Know Your Customer

Upon written request from Provider, Customer will provide Provider with any information required under any laws and regulations or orders by any Governmental Authority, in particular, but not limited to, information required for so- called “know your customer” checks under laws and regulations for the prevention of money laundering and terrorism finance.

9.6.	Compliance with Law

Each Party is solely responsible for ensuring that its performance of its respective obligations under this Agreement comply with all Applicable Law.

9.7	Third-Party Services

Customer shall notify Provider if it engages a third party to provide services on its behalf with respect to the Customer Equipment. Customer shall be fully responsible to and indemnify Provider under this Agreement for any liability, losses, claims, costs, expenses or damages, including attorney’s fees and legal expense, arising out of or relating to any acts or omissions of any third-party service provider acting for or on Customer’s behalf. Notwithstanding the foregoing, only those persons specifically authorized by Provider in writing may access the Facility. Provider may reasonably deny or suspend Customer’s or its agents’ access to the Customer Equipment to the extent such denial or suspension is necessary based on Provider’s then- current security policies and procedures, and provided, however, that in such instance, Provider shall restore Customer’s access as soon as reasonably practicable.

10.	Reserved

11.	Provider’s Warranties

11.1.	Capacity

Provider represents and warrants, as of the date hereof and as of the Operations Commencement Date that Provider is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation.

11.2.	Authority; Enforceability

Provider has all company power and has received any company and/or third-party authorizations necessary for it to enter into this Agreement and perform its obligations hereunder. This Agreement represents a valid and binding obligation of Provider, enforceable against it in accordance with its terms.

11.3.	Temperature Issues

Notwithstanding anything to the contrary herein, Provider represents, warrants and covenants, that it will abide by a customary duty of care and operate the Facility in a manner reasonably intended to ensure that the temperature of the Customer Equipment is maintained within manufacturer specifications for the Bitcoin Miners (which, for the avoidance of doubt, includes overclocking of the Customer Equipment). The Parties acknowledge that such customary duty of care requires the Provider to monitor the temperature of the Customer Equipment and cease, or cause its contractors, representatives or others under its control or direction to cease, any activity (including, for the avoidance of doubt, overclocking) that is reasonably likely to cause the temperature of the Customer Equipment to deviate from the manufacturer specifications for the Bitcoin Miners.

11.4.	Disclaimer

CUSTOMER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 11, PROVIDER DOES NOT GIVE ANY IMPLIED, EXPRESS OR STATUTORY WARRANTIES OR REPRESENTATIONS, INCLUDING ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT.

12.	Customer’s Representations

Customer represents and warrants, as of the date hereof and as of the Operations Commencement Date that:

12.1.	Capacity

Customer is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation.

12.2.	Authority; Enforceability

Customer has all company power and has received any company and/or third-party authorizations necessary for it to enter into this Agreement and perform its obligations hereunder. This Agreement represents a valid and binding obligation of Customer, enforceable against it in accordance with its terms.

12.3.	Customer Equipment

Unless specifically disclosed otherwise, Customer Equipment is owned by Customer and is free of any lien or other interest or encumbrance of any third-party. To the best of Customer’s knowledge, all Customer Equipment is free of any defects or Harmful Code which could cause any harm to the Facility or the systems, including equipment, of Provider or any other customer. The Customer Equipment does not, and its operation does not, infringe (or result from the misappropriation of) any intellectual property right, including any patent, copyright, trademark, trade secret, or other intellectual property right, of a third party. The Customer Equipment is new from their original manufacturer, not used, renewed, refurbished, remanufactured or otherwise in a condition other than new from their original manufacturer.

12.4.	No Judgment or Governmental Order

There is no judgment, decree or order by any Governmental Authority applicable to Customer, which restricts Customer in performing its obligations under this Agreement or the transactions contemplated thereunder.

12.5.	Export Matters

Customer is not on the United States Department of Treasury, Office of Foreign Asset Controls list of Specially Designated National and Blocked Persons and is not otherwise a person to whom Provider is legally prohibited to provide the Services. Customer shall not provide administrative access to the Services to any person (including any natural person or government or private entity) that is located in or is a national of any country that is embargoed or highly restricted under United States export regulations.

13.	Exclusion and Limitation of Liability

13.1.	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY).

13.2.	EXCEPT FOR LIABILITIES ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE TOTAL AGGREGATE LIABILITY OF PROVIDER (FOR ANY AND ALL CLAIMS) FOR DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE [***].

14	Force Majeure

A Party shall not be in breach of this Agreement and shall not be liable to the other Party for any loss or other damages suffered by reason of any failure or delay of such Party in the performance of its obligations hereunder due to a Force Majeure Event; provided that under no circumstances will a Force Majeure Event excuse any failure or delay in the performance of a Party’s payment obligations hereunder.

If a Party becomes aware of circumstances in which a Force Majeure Event affects or will affect such Party’s ability to perform any of its obligations hereunder, it shall notify the other Party in writing as soon as reasonably possible, specifying the nature of the Force Majeure Event and its effect on the performance of such Party’s obligations hereunder.

15.	Indemnity

Customer shall indemnify and hold harmless Provider, its affiliates, and each of its and their respective officers, stockholders, directors, employees, and agents (collectively, the “Provider Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, allegations, claims, demands, suits, actions, deficiencies, penalties, charges, taxes, levies, fines, judgments, settlements, costs, expenses, interest, reasonable attorneys’ fees and disbursements, and reasonable accountants’ fees and disbursements (collectively, “Losses”) or threatened Losses due to third-party claims arising out of or relating to this Agreement or the Services provided hereunder any of the following: (i) breach of, or non-compliance with, any of its agreements with third parties, the AUP, the Data Center Rules, or any of its representations, warranties or obligations under this Agreement; (ii) actual or alleged infringement or misappropriation of any intellectual property right, including any patent, copyright, trademark, trade secret, or other intellectual property right related to Customer Equipment, including any acquisition, provision, or use of Customer Equipment, or Customer’s wrongful use of the Hosting Services; (iii) Customer Equipment, including all software and firmware thereon, or Provider’s acquisition, provision, or use of Customer Equipment in accordance with this Agreement; (iv) Customer’s violation of Applicable Law; or (v) Customer’s wrongful use of the Hosting Services, except to the extent that such Losses arise out of or relate to the gross negligence or willful misconduct of the related Provider Indemnified Party.

Provider shall indemnify and hold harmless Customer, its affiliates, and each of its and their respective officers, stockholders, directors, employees, and agents (collectively, the “Customer Indemnified Parties”) from and against any and all Losses or threatened Losses due to third-party claims arising out of or relating to this Agreement or the Services provided hereunder any of the following: (i) breach of, or non-compliance with, any of its agreements with third parties, or any of its representations, warranties or obligations under this Agreement; (ii) its actual or alleged infringement or misappropriation of any intellectual property right, including any patent, copyright, trademark, trade secret, or other intellectual property right related to the Services or any Provider owned equipment in the Customer Area; or (iii) its violation of Applicable Law, except to the extent that such Losses arise out of or relate to the gross negligence or willful misconduct of the related Customer Indemnified Party.

Customer’s obligations under this Section 15 include claims arising out of the acts or omissions of any Customer Representative or Customer’s users, any other person to whom Customer has given physical or virtual access to the Customer Equipment, and any person who gains access to the Customer Equipment or any of Provider’s systems or Provider’s other customers as a result of Customer’s failure to use reasonable security precautions (provided that such shall not relieve Provider of its obligations to provide security at the Facility as part of the Services as described in Section 3.2), even if the acts or omissions of such persons were not authorized by Customer. It is the further intention of the Parties that (a) Customer shall not be entitled to assert negligence of a Provider Indemnified Party as a defense to the indemnification rights set forth in this Section 15, and (b) Provider shall not be entitled to assert negligence of a Customer Indemnified Party as a defense to the indemnification rights set forth in this Section 15.

If a Party receives notice of a claim that is covered by this Section 15, such Party (the “Indemnifying Party”) shall promptly give the other Party (the “Indemnified Party”) written notice thereof. The Indemnifying Party shall be allowed to conduct the defense of such claim at any time, including choosing legal counsel to defend such claim, provided that such choice is reasonable and is communicated to the Indemnified Party in writing. The Indemnified Party shall comply with the Indemnifying Party’s reasonable requests for assistance and cooperation in the defense of such claim. The Indemnifying Party shall not settle the claim without the Indemnified Party’s written consent, which may not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall pay reasonable costs and expenses due under this Section 15 upon written demand as the Indemnified Party incurs them. There shall be no express or implied requirement of a judgment, final judgment on the merits, or other event occurring prior to the Indemnifying Party paying the Indemnified Party such reasonable costs and expenses as the Indemnified Party incurs them.

Notwithstanding Section 13.1, a Party’s liability for breach of its confidentiality obligations in Section 18 below shall not be limited.

16.	Term

The initial term of this Agreement will commence on the Effective Date and will continue for a period of two (2) years from the Operations Commencement Date (except for an earlier expiration or termination of this Agreement in accordance with Section 17 below) (the “Initial Term”). Upon the expiration of the Initial Term (and any subsequent term), the term shall renew for a successive periods of one (1) year (a “Renewal Term”) unless either Party provides notice to the other at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term, together with any applicable Renewal Term, are collectively referred to as the “Term”.

17.	Termination; Removal of Customer Equipment

17.1.	Termination Events

Other than at the end of the Term, the non-breaching Party may terminate this Agreement only upon the occurrence of one of the following events (each a “Termination Event”), as may be applicable to such non-breaching Party:

17.1.1.	Payment Default

If Customer fails to make a payment owed to Provider under this Agreement when due, and such default is not remedied within thirty (30) days following the Customer’s receipt of notice by the Provider of such failure, then Provider shall have a right of termination hereunder. Any Hashrate produced by any Customer Equipment during the occurrence and continuance of such default shall accrue solely to Provider to the extent required to satisfy Customer’s outstanding obligations hereunder.

17.1.2.	Insolvency

If a Party becomes subject to any voluntary or involuntary insolvency proceeding, receivership, assignment for the benefit of creditors, bankruptcy or related action, and such proceedings are not stayed or discharged within sixty (60) days, the other Party shall have a right of termination hereunder upon written notice.

17.1.3.	Material Breach

Subject to Section 14 and without limitation of Section 17.1.1, if a Party fails to perform or otherwise breaches a material obligation under this Agreement and such breach is not cured within ten (10) Business Days after the breaching Party becomes aware of such breach, then the non-breaching Party shall have a right of termination hereunder.

17.1.4.	Adverse Legal Changes

If there exists or arises an adverse change in Applicable Law which prevents the legal mining of Bitcoin under no circumstances under such Applicable Law, then upon ten (10) Business Days’ notice each Party shall have a right of termination hereunder.

17.1.5	Increased Costs

If, after receipt of an Increase Notice in accordance with Section 6.4, Customer delivers a termination election to Provider within fifteen (15) days of receipt of the Increase Notice, the Customer shall have a right of termination hereunder without penalty or further liabilities or obligations (aside from such obligations accrued up until and at the time such Increase Notice is received).

17.1.6	Delay in Customer Equipment

If, due to non-delivery of the Initial Customer Equipment, Provider delivers a termination notice at any time after the date that is sixty (60) days following the Miner Delivery Date, in accordance with the last sentence of Section 3.3.

17.1.7	Excessive Downtime If Customer delivers a notice of termination pursuant to Section 8.5.

17.2.	Termination

Upon the occurrence of a Termination Event, the Party having the right to terminate may so terminate this Agreement with immediate effect (or, if applicable, effect as of the end of the requisite notice period) as of the date set forth in a written notice thereof provided to the other Party. No termination of this Agreement shall affect (x) the obligation of Customer to pay any Miner Charge or other amounts due to Provider hereunder, to the extent such relate to the period prior to termination (or, as described in Section 17.3, during the Phase-out Period)(and provided that in the event of a termination by Provider pursuant to Section 17.1.1 through 17.1.3, all amounts owed to a Party shall be accelerated such that they are due and payable immediately, including Customer Deposit and any amounts due or expected to become due pursuant to Section 17.3) or (y) the right of a Party to pursue claims for damages associated with a Termination Event, subject in all instances to the limitations set forth in Sections 13 and 15.

17.3.	Deinstallation and Removal of Customer Equipment

Subject to each Party’s rights under Section 17.1, each Party (i) acknowledges that all Customer Equipment will be dismantled and removed from the Facility by the Termination Date (or in the case of a material breach that cannot be cured, within twenty (20) Business Days) and (ii) shall deliver to Provider (x) written shipping instructions for the Customer Equipment, (y) packaging materials suitable for the Customer Equipment, and (z) standard containers in which packaged Customer Equipment can be stored until it is shipped, in each case, in accordance with the following:

Within five (5) Business Days from receiving a Notice of termination from Customer, or having issued a Notice of termination to Customer, Provider shall provide Customer with a written estimate of the number of days required for Provider to deinstall and package the Customer Equipment for shipment to Customer, and of the date on which such work is expected to begin (the “Deinstallation Commencement Date”). Provider shall use commercially reasonable efforts to begin such work on or around the Deinstallation Commencement Date, and in any event within twenty (20) Business Days from the Termination Date, unless otherwise mutually agreed to in writing. In no event shall Provider begin deinstallation of the Customer Equipment prior to the Deinstallation Commencement Date. The period between the Deinstallation Commencement Date and the Termination Date is herein referred to as the “Phase-out Period.”

During the Phase-Out Period, Provider will de-install the Customer Equipment, package it in Customer-provided packaging materials, and ship it to Customer in accordance with Customer’s shipping instructions, all of which shall be at Customer’s expense (at the actual cost for all third party costs such as shipping). For the avoidance of doubt, all deinstallation must be performed by Provider, and Customer shall have no right to deinstall or remove Customer Equipment from the Facility.

On the Deinstallation Commencement Date, and in any event within twenty (20) Business Days from the Termination Date, the Customer shall pay a Deinstallation Fee per unit. If shipment is not arranged by Customer for Customer Equipment to be removed from the Facility within thirty (30) days from the date Provider notifies Customer that such Customer Equipment is removed from service, Customer shall be charged [***] per Hardware Unit removed per month until such Hardware Unit has been removed from the Facility.

During the Phase-out Period the Specified Power Draw will be adjusted downward on a straight-line basis, based on the assumption that an equal number of Hardware Units will be deinstalled on each Working Day during the Phase-out Period.

In the event Customer does not deliver the shipping instructions, packaging materials and containers to Provider in accordance with this Section 17.3, the deinstallation and removal of the Customer Equipment may be delayed beyond the Termination Date. To the extent such a delay occurs, Provider shall be entitled to deinstall the Customer Equipment [***] until such time as all Customer Equipment is deinstalled and removed from the Facility (for which Customer’s provision of such instructions, materials and containers is a condition precedent). Provider will use commercially reasonable efforts to deinstall, remove and pack the Customer Equipment without damage; provided, however, that CUSTOMER HEREBY AGREES THAT EXCEPT FOR CLAIMS BASED ON PROVIDER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE INSTALLED THEREON, AND ANY RIGHT TO MANUFACTURER WARRANTY SERVICE RELATING THERETO, ARISING OUT OF OR RESULTING FROM PROVIDER’S DEINSTALLATION, PACKAGING, AND SHIPMENT OF THE CUSTOMER EQUIPMENT.

At the request of the Customer, the Provider can dispose of the Customer Equipment for a fixed charge (the “Disposal Charge”), provided such Disposal Charge is mutually agreed upon in writing. The Customer acknowledges that such Disposal Charge is dependent on environmental and other regulations applicable during the Phase-out Period. The Parties shall attempt to mutually agree upon a Disposal Charge in writing upon request after a Notice of termination has been issued under this Agreement.

Customer acknowledges that the Customer Equipment will be affected by the Immersion Tanks and that Provider is not responsible for the removal of oil or liquid related to the Immersion Tanks prior to the return of the Customer Equipment to the Customer. Provider shall, to the extent it is able, re- attach any hardware removed from the Customer Equipment by the Provider to allow for the use of the Customer Equipment in the Immersion Tanks (including but not limited to fans) prior to returning the Customer Equipment to the Customer. To the extent Provider is unable to re-attach any removed hardware, such removed hardware shall be sent to Customer with, but not attached to, the Customer Equipment.

18.	Confidentiality

18.1.	The Parties agree that Confidential Information directly related to this Agreement, including but not limited to any information related to the Immersion Tanks, shall be used solely for the purpose for which it was furnished in connection with the performance of this Agreement and that they shall each hold confidential all Confidential Information and not disclose it to any third-parties, except that the Parties may disclose Confidential Information to their affiliates, to their auditors and legal advisors and to such Customer Representatives who need access to Confidential Information to perform their duties in connection with this Agreement. At the expiration of the Term and upon written request, the Parties shall return any Confidential Information to the disclosing Party or destroy such Confidential Information (provided that a Party may retain an archival copy of any Confidential Information in a manner consistent with its record retention policies or in order to comply with Applicable Law; provided further that any Confidential Information so retained shall remain subject to the confidentiality restrictions of this Section 18 in all respects).

18.2.	Any disclosure of Confidential Information permitted by Section 18.1 shall only be to the extent that any person who Confidential Information is provided to needs to know the same for the performance of their duties, and shall only be under the condition that such person acknowledges and agrees to be bound by, the confidentiality obligations under this Section.

18.3.	The following shall not constitute “Confidential Information” under this Agreement: (i) information that was previously known to the receiving Party, independent from any disclosure under or in connection with this Agreement and free from any obligation to keep confidential; (ii) information that is or becomes generally available to the public other than as a (direct or indirect) result of any unauthorized disclosure by the receiving Party or its representatives; and (iii) information that is shown to have been independently developed by the receiving Party. Additionally, Confidential Information may be disclosed to the extent such is required by law or regulation or by an order or subpoena of any Governmental Authority, provided that in such event the receiving Party shall, to the extent legally and practically possible, inform the disclosing Party of the information to be disclosed and the timing and circumstances of such disclosure, providing the disclosing Party with an opportunity to avoid and limit any such disclosure (and the receiving Party shall reasonably cooperate at the disclosing Party’s expense with the disclosing Party’s effort in the same).

19.	Notices

Any Party can give notice under this Agreement (each a “Notice”) by sending an email, by a physical mailing using a recognized overnight courier, or by registered mail, return receipt requested, to the applicable email or mailing address listed below; provided that any Termination Event Notice, and any notice for breach, indemnification, or other legal matter, shall be given by a physical mailing using a recognized overnight courier, or by registered mail with return receipt requested, to the applicable mailing address listed below, also sending an electronic copy of said physical writing via email to the applicable email address listed below.

To Provider:

Address:	Lancium FS 25, LLC
9950 Woodloch Forest Drive, Suite 1600
The Woodlands, TX 77380
Attention:	Michael McNamara, CEO and Legal Department
Email:	michael.mcnamara@lancium.com and Legal@lancium.com

To Customer:

Address:	Sphere3D Mining Corp.
4 Greenwich Office Park, Suite 100
Greenwich, Connecticut, 06831

Email: patricia.trompeter@sphere3d.com

Attention:	Patricia Trompeter

Notices by email are deemed received as of the time sent, and notices by mail (and all notices required to be by mail) are deemed received as of the time delivered. If such time does not fall within a Business Day, as of the beginning of the first Business Day following such time. For purposes of counting days for notice periods, the Business Day on which the notice is deemed received counts as the first day. Notices shall be given in the English language.

Either Party may change its notice addresses for future Notices by providing the other Party with Notice of such change (using the methods set forth in this Section 19).

20.	Assignment; Subcontracting

This Agreement shall be binding upon, and shall inure to the benefit of, the permitted successors and assigns of each Party hereto. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement, in whole or in part, to an affiliate, subsidiary, or successor (collectively, “Transferee”) of such Party, provided that the would be Transferee of such Party agrees to be bound to the terms of this Agreement, such Transferee is not a competitor of the other Party, and the credit of such Transferee is not materially worse than the credit of such Party.

Provider may use subcontractors or affiliates to perform some or all of its obligations under this Agreement; provided that Provider shall remain fully responsible and liable under this Agreement for work performed by its subcontractors and affiliates to the same extent as if Provider had performed such work itself.

21.	Right of Publicity; Use of Marks

Provider shall not publicly disclose that it is providing Services to Customer or use Customer’s name and logo to identify Customer in promotional materials, including press releases, without first obtaining Customer’s prior written approval of each such disclosure. Customer shall not publicly disclose that it is receiving Services from Provider or use Provider’s name and logo to identify Provider in promotional materials, including press releases, without first obtaining Provider’s prior written approval of each such disclosure. Customer agrees that Provider may use metrics from the Facility, including Uptime, rewards, and profitability, that may relate to Customer’s activity within the Facility (the “Metrics”), without the permission of Customer; provided that the Metrics shall be aggregated with other similar metrics from other customers of Provider and shall not be used in any way that identifies Customer; provided further that either Party shall be entitled to disclose the terms of this Agreement as required by Applicable Law or any Government Authority (including without limitation the Securities and Exchange Commission). Neither Party may issue any press release or publicity regarding the Agreement, use the other Party’s name or logo, or any other trademarks, service marks, or other identifying indicia, or publicly disclose that it is using the Services, or provide Metrics related to the Facility, without first obtaining the other Party’s prior written approval of each such disclosure.

22.	Governing Law; Arbitration

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE AGREEMENT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS. ALL DISPUTES HEREUNDER, WHETHER BASED IN STATUTORY, CONTRACT OR TORT CLAIMS, SHALL BE SUBMITTED TO BINDING ARBITRATION. THE ARBITRATION SHALL BE CONDUCTED IN HARRIS COUNTY, TEXAS, AND SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) IN EFFECT AT SUCH TIME. THE ARBITRATION SHALL BE CONDUCTED BY ONE ARBITRATOR APPOINTED BY THE AAA, AND WHO IS SELECTED PURSUANT TO THE APPLICABLE RULES OF THE AAA. THE ARBITRATOR SHALL ISSUE A DECISION WITH FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND ANY JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING APPROPRIATE JURISDICTION. EITHER PARTY MAY BRING AN ACTION IN ANY COURT OF COMPETENT JURISDICTION TO COMPEL SUCH ARBITRATION, OR TO ENFORCE A PROPERLY ENTERED ARBITRATION AWARD.

Notwithstanding the foregoing, in the event of any breach or threatened breach of Section 18 of this Agreement, any Party who desires to protect its Confidential Information will have the right to seek, without the requirement of posting a bond or security, equitable relief, including, without limitation, injunctive relief and specific performance, in addition to any other remedies at law or in equity it may have under this Section 22, and the other Party will not object to such equitable relief and will reasonably cooperate with the Party whose Confidential Information is being disclosed to obtain such relief.

23.	Miscellaneous

23.1.	Survival

The following provisions shall survive termination or expiration of this Agreement: Confidential Information, Indemnification, Limitation on Damages, Notice, Governing Law/Arbitration, Miscellaneous, all provisions requiring either Party to pay or return any amounts (i) owed under this Agreement prior to the Termination Date (or during the Phase-out Period) or (ii) otherwise owed by a Party, and any other provisions of this Agreement that, by their nature, would continue beyond termination or expiration of this Agreement.

23.2.	No Lease

This Agreement does not create any real property interest for Customer in the Customer Area, or the Facility, and Customer shall not attempt to, and shall not encourage any third party to file or otherwise create any liens or other property interest or liability on the Facility or any portion thereof. Each Party acknowledges it has no rights to sublease, subassign, or otherwise transfer its rights pursuant to this Agreement to any third party except as expressly provided under this Agreement.

23.3.	Independent Contractor

Each Party is an independent contractor to the other Party in connection with this Agreement, and personnel used or supplied by a Party in the performance of this Agreement shall be and remain employees or agents of such Party and under no circumstances shall be considered employees or agents of the other Party. Each Party shall have the sole responsibility for supervision and control of its personnel. Neither Party is an agent for the other Party, and neither Party has the right to bind the other Party in connection with any agreement with a third party.

23.4.	No Third Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns. Except for the Indemnified Parties under Section 15, nothing herein, express or implied, shall confer, or shall be construed to confer, any rights or benefits in or to any other person.

23.5.	Remedies

The rights and remedies of either Party under this Agreement shall be cumulative and not exclusive or alternative.

23.6.	Waiver

No failure or delay by either Party in requiring strict performance of any provision of this Agreement, no previous waiver or forbearance of the provisions of this Agreement by either Party, and no course of dealing between the Parties will in any way be construed as a waiver or continuing waiver of any provision of this Agreement.

23.7.	Severability

In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be enforced to the maximum extent possible under law and will, to the extent possible, be replaced by such enforceable provision most closely mirroring the Parties’ intentions as mutually agreed upon in writing between such Parties. All other provisions of this Agreement will remain unaffected by such invalidity or unenforceability and will remain in full force and effect. The Parties acknowledge and agree that the pricing and other terms in this Agreement reflect, and are based upon, the intended allocation of risk between the Parties and form an essential part of this Agreement.

23.8.	Conflict

To the extent there is a conflict between or among the terms of this Agreement, the AUP, and the Data Center Rules, the following shall be the order of precedence: (i) AUP; (ii) Agreement; (iii) Data Center Rules.

23.9.	Interpretation

The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party. The words “include,” “includes,” and “including” (or similar terms) shall be deemed to be followed by the words “without limitation.”; “or” means “either or both” and shall not be construed as exclusive; “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section in which such words appear, unless otherwise specified; and “any” and “all” each means “any and all” and shall not be construed as terms of limitation. The captions, titles, and section headings are for convenience only and are not intended to aid or otherwise affect the interpretation of this Agreement. The words “written” or “in writing” are used for emphasis in certain circumstances and shall not reduce or eliminate the notice requirements set forth in this Agreement. The use of a term defined herein in its plural form includes the singular and vice versa. The terms defined herein shall be inclusive of all tenses. All references to “days” shall be deemed to refer to calendar days, except as expressly stated otherwise. Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

23.10.	Entire Agreement; Amendment

This Agreement is the only agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, between the Parties relating to such subject matter. Unless otherwise expressly permitted in this Agreement, no modification, amendment, or waiver of this Agreement is effective or binding unless made in a writing that references this Agreement and is signed by both Parties. Without limitation of the foregoing, the Key Terms and the scope of Services may be amended to modify, add, or remove Key Terms and/or Services by a writing that references this Agreement and that is signed by both Parties. In no event will the terms of any of Customer’s purchase order or business form, or other standard or pre-printed terms that Customer provides, be of any force or effect as between the Parties.

23.11.	Counterparts

This Agreement and each exhibit or attachment hereto may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or in pdf or other electronic format (including DocuSign), and a facsimile or electronic signature shall be deemed the same, and equally enforceable, as an original.

[SIGNATURE PAGE FOLLOWS]

This Hosting Agreement is executed among the undersigned as of the date first set forth above:

LANCIUM FS 25, LLC

By:	/s/ Michael McNamara
Name:	Michael McNamara
Title:	Chief Executive Officer

SPHERE 3D MINING CORP.

By:	/s/ Patricia Trompeter
Name:	Patricia Trompeter
Title:	Chief Executive Officer

ANNEX 1

ANNEX 2

ANNEX 3